Exhibit 99.1

SouthWest Water Company Declares Cash Dividends

LOS ANGELES--(BUSINESS WIRE)--December 11, 2008--SouthWest Water Company (Nasdaq:SWWC) today announced that its board of directors declared quarterly cash dividends of $0.025 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on January 22, 2009 to stockholders of record as of January 7, 2009.

“Each quarter since 1960, SouthWest Water’s board has reviewed our dividend policy in light of current business, economic and market conditions,” said Mark Swatek, SouthWest Water chairman and chief executive officer. “The decision to reduce this quarter’s dividend reflects the board’s desire to be prudent and preserve company resources during these challenging times.”

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

SouthWest Water Company
624 S. Grand Ave., Suite 2900
Los Angeles, CA 90017
www.swwc.com

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications, 213-929-1846